Exhibit 99.1

Contact:
Jeff Misakian
Global Vice President, Investor Relations
(562) 552-9417
jmisakian@go2uti.com

UTi WORLDWIDE APPOINTS JOSH PAULSON
OF P2 CAPITAL PARTNERS TO BOARD OF DIRECTORS

-- Additional Director to Be Appointed --

Long Beach, Calif., April 22, 2013 – UTi Worldwide Inc. (Nasdaq: UTIW) today announced that after a detailed review it has decided to increase the size of its board from seven to nine members. In connection with that decision, Josh Paulson has been appointed today to the company’s board of directors for a term that expires at its 2015 Annual Meeting of Shareholders. Paulson is a partner at P2 Capital Partners, LLC, currently UTi’s largest shareholder. A second director with operational experience will be appointed at the conclusion of the company’s ongoing search process, with a completion date targeted for the summer of 2013.

Roger I. MacFarlane, UTi’s non-executive chairman said, “We are pleased to welcome Josh to UTi’s board. P2 and Josh have a clear understanding of our strategic direction and our commitment to enhancing shareholder value. Josh will bring significant experience and add a strong shareholder perspective to the board as we complete our comprehensive business process transformation and evaluate our capital allocation opportunities.”

“I am very excited to join UTi’s board during this important stage in the company’s evolution,” said Paulson. “We believe the company is at an inflection point and its transformation will drive greater long-term growth and efficiency in its operations. I look forward to working with the board and management to grow the business and create significant shareholder value.”

Paulson is a partner at P2 Capital Partners, a New York-based investment firm that applies a private equity approach to investing in the public market. Prior to P2, Paulson was a principal at Reservoir Capital Group, where he worked closely with the firm’s public and private portfolio companies. Before Reservoir Capital, he was a management consultant at McKinsey & Co., where he worked with management teams on strategic and operational issues. Paulson currently serves on the board of Interline Brands, Inc. He received an MBA from Harvard Business School and a BS from the McIntire School of Commerce at the University of Virginia.

Exhibit 99.1

About UTi Worldwide:

UTi Worldwide Inc. is an international, non-asset-based supply chain services and solutions company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers, and expertise in outsourced logistics services to deliver competitive advantage to each of its clients' supply chains.

About P2 Capital Partners, LLC:

P2 Capital Partners, LLC is a New York-based investment firm that applies a private equity approach to investing in the public market. P2 manages a concentrated portfolio of significant ownership stakes in high quality public companies in which it is an active shareholder focused on creating long-term value in partnership with management. The firm will also lead private equity transactions within its public portfolio. P2's limited partners include leading public pension funds, corporate pension funds, endowments, foundations, insurance companies, and high net worth investors.

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